EXHIBIT 10
DESCRIPTION OF SPECIAL CASH RETENTION AWARD FOR G. GOWRAPPAN
On May 2, 2021, Verizon Communications Inc. (“Verizon”) entered into a purchase agreement (“Purchase Agreement”) with College Parent, L.P., (“Purchaser”), pursuant to which Verizon agreed to sell to Purchaser all of the outstanding equity interests of Verizon’s Verizon Media Group business (“Verizon Media”). In connection with entering into the Purchase Agreement, on May 2, 2021, the Human Resources Committee of the Board of Directors of Verizon approved a special cash retention award for Mr. Guru Gowrappan, Executive Vice President and Group CEO - Verizon Media, in the amount of $3,000,000, which will vest and be payable by Verizon to Mr. Gowrappan if he remains continuously employed with Verizon Media on the six-month anniversary of the date the transactions contemplated by the Purchase Agreement are consummated (the “Closing Date”), or if his employment is involuntarily terminated by Verizon Media without cause after the Closing Date, but prior to the six-month anniversary of the Closing Date.